                                                                    EXHIBIT 12.1


MEDAPHIS CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                       FOR THE THREE
                                                                                                        MONTHS ENDED
                                                          FOR THE YEAR ENDED DECEMBER 31,                MARCH 31,
                                                          ------------------------------              ---------------
                                                    1993    1994    1995      1996       1997         1997       1998
                                                   -----    -----   ----      ----       ----         ----       ----

Loss before income
taxes, extraordinary item and
cumulative effect of accounting change             12,828  38,912  (1,579)  (211,426)  (110,002)     (5,488)    (8,555)
                                                   -------------------------------------------------------------------



FIXED CHARGES:

Interest expense                                    6,202   5,591   9,761     11,585     23,260       6,115      6,375
Capitalized interest                                    -       -   2,359      4,092          -           -          -
Rent                                                3,138   4,221   7,467      8,533      8,367       2,052      1,914
                                                    ------------------------------------------------------------------
Total fixed charges                                 9,340   9,812  19,587     24,210     31,627       8,167      8,289
                                                    ------------------------------------------------------------------

Earnings (loss) before income taxes,
extraordinary item, cumulative effect
of accounting change and fixed charges             ------------------------------------------------------------------
(not including capitalized interest)               22,168  48,724  15,649   (191,308)   (78,375)      2,679      (266)
                                                   ==================================================================

                                                   ------------------------------------------------------------------
RATIO OF EARNINGS TO FIXED CHARGES                   2.37    4.97    0.80(1)   (7.90)(1)  (2.48)(1)    0.33 (1) (0.03)(1)
                                                   ==================================================================




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(1) Earnings did not cover fixed charges by $3.9 million, $215.5 million and $110.0 million in 1995, 1996 and 1997, respectively, and by $5.5 million and $8.6 million in the three months ended March 31, 1997 and 1998, respectively.